Exhibit 10.1

SEPARATION AGREEMENT

This Agreement by and between David R. Sonksen, an individual (“Mr. Sonksen”) and Microsemi Corporation (“Employer”) provides for the termination of Mr. Sonksen as an employee of Employer and shall have an Effective Date of March 31, 2008.

1.0                                 In consideration by the parties hereof to the mutual acceptance of the terms and conditions set forth herein the parties mutually agree as follows:

2.0                                 From March 31, 2008 through October 2, 2009, Mr. Sonksen will be placed in a consultant/employee status (Consulting Period).

3.0                                 Mr. Sonksen hereby agrees to the following:

3.1           During the Consulting Period, he shall not solicit, initiate contact, or respond to any contact that leads to, causes, or results in the hiring of any employee of the Employer, and shall not encourage any employees of the Employer to resign from the Employer.

3.2                                 At any time after the Effective Date, to refrain from any negative communications, either written, verbal, or by any other media, pertaining to his employment with Employer, his termination of employment or to this Agreement. Employer agrees to the same limitations regarding negative communication concerning Mr. Sonksen.

3.3                                 During the Consulting Period, he shall not consult, advise, work for, accept employment or provide consulting services or other personal services that are or could be perceived as, a conflict of interest with those of the Employer and to be bound by the Microsemi Code of Ethics in all matters including provisions relating to service on the board of directors of other companies.

4.0                                 The Employer hereby agrees to the following:

4.1                                 During the Consulting Period, the Employer agrees to provide and pay Mr. Sonksen the benefits and funds specified in Section 7.0 hereof.

4.2                                 During the Consulting Period, the Employer further agrees to retain Mr. Sonksen in a consulting status for the primary purpose of assisting the Employer, as reasonably needed, with special projects as the parties agree that Mr. Sonksen’s experience and knowledge may be beneficial.

5.0                                 Mr. Sonksen agrees to return all company property, notebooks, equipment, badge, keys, documents, records and any other material belonging to Employer, regardless of whether they are located in his office, his home or some other location to which he has access, and to remove all personal belongings from his office by the Termination Date whether the termination is Accelerated as provided in Section 8.0 or Scheduled as provided in Section 6.0.

6.0                                 Unless terminated as provided in Section 8.0 (the “Accelerated Termination Date”)  the parties hereto agree that on October 2, 2009, Mr. Sonksen shall be deemed terminated (the “Scheduled Termination Date”), and whether termination is Accelerated or Scheduled, no further action on the part of either party shall be required to effect such termination.

7.0                                 In consideration of the mutual rights and obligations herein set forth, the parties agree as follows:

7.1                                 During the  Consulting Period , Mr. Sonksen shall be available to consult no more than thirty (30) hours per month at the company’s headquarters location or a mutually agreed upon location, and shall receive payments equal to 100% of the weekly salary Mr. Sonksen was earning as of the Effective Date.

7.1.1                        Should Mr. Sonksen be asked and agree to provide additional consulting support beyond thirty (30) hours a month, he will be paid at a rate of $100 an hour.

7.2                                 During the Consulting Period, Mr. Sonksen will receive the above mentioned pay together with benefits normally provided regular employees of the Employer including:

7.2.1                        Executive Medical, dental, and life insurance coverage.

7.2.2                        Employer 401(k) contribution and matching.

7.3                                 The vesting of any Microsemi Corporation Stock Options granted to Mr. Sonksen will continue during the Consulting Period until the Accelerated or Scheduled Termination Date. On the Scheduled Termination Date, the Employer will provide Mr. Sonksen with vesting of any unvested restricted stock and stock options from restricted stock and stock option grants he has been awarded. The exercise period for all vested options shall expire ninety days after the Accelerated or Scheduled Termination Date, or earlier per the terms of the Stock Option Agreement under which they were issued. All terms and conditions specified in such Stock Option Agreements shall remain in full force and effect.

7.4                                 In December 2008, the Employer will pay Mr. Sonksen a one-time payment for his “partial year” participation in the FY 2008 Microsemi Management Incentive Bonus. No further payments under this plan will be paid to Mr. Sonksen. Mr. Sonksen will receive payment in December 2007 for his participation in the FY 2007 Microsemi Management Incentive Bonus.

7.5                                 On March 31, 2008, Mr. Sonksen will receive $16,500 one-time payment as a car allowance benefit.

7.6                                 On March 31, 2008, Mr. Sonksen will receive a one-time payment of his then existing vacation balance as full and final payment due on outstanding vacation.

7.7                                 On or before March 31, 2008, Mr. Sonksen will receive a one-time payment in the amount of $3,000 representing an income tax planning allowance.

7.8                                 All payments contemplated hereby shall be subject to and payable net all required tax withholdings.

8.0                                 The benefits specified in Section 7 above shall continue to be provided as long as Mr. Sonksen provides the consulting support specified in Section 7.1 above. Should (a) Mr. Sonksen not be able to provide the consulting support specified above or (b) should Mr. Sonksen provide written notice to Employer that he is not able to provide the consulting support specified above or (c) should Mr. Sonksen be terminated for cause, the Consulting Period shall be deemed terminated and the date thereof shall be deemed the “Accelerated Termination Date.”  For purposes of this Agreement, “for cause” means: (a) Gross dereliction of duties, or (b) Gross violation of the Company’s policies, or any action by Mr. Sonksen that brings the Employer into disrepute.

8.1                                 As of the Scheduled or Accelerated Termination Date no further payments or benefits will be provided under the terms of this agreement.

8.2                                 In case of Mr. Sonksen’s death or permanent disability during the Consulting Period, all remaining cash payment described in Sections 7.1 (to the Scheduled Termination Date), 7.4, 7.5 and 7.6 would be paid as a lump sum.

9.0                                 As of the Effective Date hereof, Mr. Sonksen shall not be eligible to receive the following benefits:

9.1                                 Any bonus or commission distributions, except as stated in Section 7.4.

9.2                                 Grants of new Microsemi Corporation stock options or Restricted Stock Awards

9.3                                 Participation in any incentive or merit compensation program.

9.4                                 Benefits beyond those normally provided to other Microsemi Corporation employees.

9.5                                 Continued vacation accruals.

9.6                                 Any further car allowance.

10.0         Mr. Sonksen voluntarily and knowingly releases the Employer and its subsidiaries and divisions, their respective directors, officers, employees and agents from any claims of any nature, whether now known or later becoming known, arising from his employment or termination of employment with the Employer, including without limitation, any violation of any federal or state law, common law, court decision, ruling or regulation prohibiting, or creating a cause of action for, termination of employment or discrimination in employment on the basis of age, sex, race, disability status, workers’ compensation retaliatory discharge, or otherwise. Without limiting the waiver and release of claims, rights and causes of action contained in the foregoing Section, this Agreement specifically waives and releases any and all rights or claims Mr. Sonksen may have under Title VII of the Civil Rights Act of 1962, as amended, under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act or under any California State Law or regulation, including but not limited to the Fair Employment and Housing Act, the California Labor Code or any Department of Fair Employment and Housing regulation. This Agreement does not waive or release (a) any rights or claims that Mr. Sonksen may have under the Age Discrimination in Employment of Act of 1967, as amended, which arise after the Effective Date and unrelated to this agreement or (b) rights under COBRA, or (c) all claims or rights Mr. Sonksen has to enforce the terms of this Agreement, (d) the agreements referred to herein that survive this Agreement and the Indemnification Agreement dated May 5, 2003 between the Employer and Mr. Sonksen.

11.0         Except as specified in Section 13.0 and 16.0, the Employer on its behalf and on the behalf of its subsidiaries and divisions, their respective directors, officers, employees and agents releases Mr. Sonksen and his representatives, successors, estate and heirs from any claims of any nature, whether known or unknown, either at law and/or in equity, existing or contingent, that Employer ever had, now has, or can, shall, or may have, by reason of, on account of, or arising out of any matter or things that have happened, developed or occurred before the Effective Date of this Agreement, including but not in limitation of, the foregoing general terms, any and all suits in tort or contract and any and all claims, asserted or unasserted, arising from Mr. Sonksen’s performance as an employee of Employer prior to the Effective Date of this Agreement.

12.0                           The parties to this Agreement hereby expressly waive and relinquish all rights and benefits under Section 1542 of the California Civil Code that provides:

“A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him, must have materially affected his settlement with the debtor.”

The parties further waive and relinquish all similar rights and benefits which they have or may have under any law, rule or regulation of any jurisdiction, within or outside the United States to the fullest extent that they may lawfully waive or relinquish such rights and benefits.

13.0         Mr. Sonksen acknowledges that he has had access to sensitive and proprietary information of Employer of the nature addressed in the Employee Invention and Confidentiality Agreement executed on April 3, 1986 (Confidentiality Agreement). Mr. Sonksen further acknowledges that, per the terms of the Confidentiality Agreement, his obligation to preserve as confidential all such proprietary technical and business information survives his employment and the termination of employment with Employer, and Mr. Sonksen agrees to abide by such obligations and all other obligations imposed by law, the Confidentiality Agreement or any similar agreements.

14.0         The terms of the “Agreement by and between  MICROSEMI CORPORATION and David R. Sonksen, dated January 12, 2001(CIC Agreement) shall remain in effect during the Consulting Period. Mr. Sonksen will retain rights, benefits and privileges granted by the January 12, 2001 CIC Agreement for a Company termination without cause should there be a change in control as defined by the CIC Agreement during the Consulting Period, provided such benefits and privileges exceed those provided under this agreement.

15.0         This Agreement may be amended only by a written document executed by Mr. Sonksen and an executive officer of the Employer which references this Agreement and expressly states that it is intended to modify or amend specific terms or conditions contained herein.

16.0         This Agreement, and the terms hereof, shall be considered Confidential Information, and shall not be disclosed to any third party without the prior written approval of the parties hereto, except to the extent that disclosure is required by law. Any violation of this provision shall constitute a material breach of this Agreement by the disclosing party.

17.0         This Agreement was presented to Mr. Sonksen on November 9, 2007. Mr. Sonksen has twenty-one (21) calendar days in which to accept this Agreement. If Mr. Sonksen executes and delivers this Agreement prior to the expiration of twenty-one days after this Agreement in its final form is presented to him, Mr. Sonksen hereby fully and knowingly waives and relinquishes his right to further review this Agreement prior to accepting it. If Mr. Sonksen accepts this Agreement and later changes his mind, Mr. Sonksen has seven (7) calendar days from the date of his acceptance hereof to revoke his original decision by giving notice in writing to the Employer, which will thereby rescind this Agreement.

18.0         This Agreement shall be governed by and construed in accordance with the laws of the State of California. In that this is a legal agreement, Mr. Sonksen is advised to consult his personal attorney should he have any questions or wish to do so. This Agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of its terms. This Agreement shall supersede all prior understandings, oral and written, between the parties, except the  confidentiality restrictions referenced in section 13.0 which shall remain in full force and effect. This Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which one of the parties alleges a breach of the terms of this Agreement.

19.0         The parties agree to attempt to settle any dispute arising out of this Agreement, the execution thereof or in connection therewith, through friendly consultation and negotiation in the spirit of mutual cooperation, and if settlement cannot be reached within a reasonable time, then the dispute shall first be submitted to a mutually acceptable neutral advisor for Non-Binding Mediation. Neither party shall unreasonably withhold acceptance of such advisor, and selection thereof shall be made within forty-five (45) days after written notice by one party requesting such Mediation. Any Mediation fee shall be payable by Employer. If any Party commences Binding Arbitration without first attempting to resolve the matter through Mediation, then in the discretion of the Mediator, that Party shall not be entitled to recover attorneys’ fees, even if they would otherwise have been available to that Party. Any disputes arising hereunder, which the parties cannot resolve in good faith within three (3) months of the date of the written request for Mediation, shall be submitted to the Judicial Arbitration and Mediation Services (“JAMS”) for Binding Arbitration in accordance with its rules and procedures. Each party shall be responsible for all costs associated with the preparation and representation by attorneys, or any other persons retained thereby, to assist in connection with any such Arbitration. However, all costs charged by JAMS shall be payable by Employer. Although this Agreement is made and is to be performed to a substantial extent in Orange County, California, the parties may mutually agree that their respective performance hereunder may be in and upon other sites. The parties further agree that the venue for Mediations and Arbitrations shall be Orange County, California, and the provisions of the Evidence Code of California shall be applicable to all statements and admissions made, and all documents prepared, in connection with such Mediations and Arbitrations. Each party shall be responsible for all its own costs associated with the preparation and representation by attorneys, or any other persons retained hereby, to assist in connection with any such Mediations and Arbitrations.

20.0         The parties agree that the Arbitral Award shall be final and binding upon both parties. During Mediation and Arbitration, the terms and conditions of this Agreement shall be executed continuously by both parties except for matters in dispute.

21.0         Each of the parties shall execute such further documents and shall perform such further deeds and acts as reasonably requested by the other party as may be reasonably necessary to carry out or effectuate the terms and conditions of this Agreement. Without limiting the foregoing, each of Mr. Sonksen and Employer agrees to execute and deliver, on each of the Effective Date and the Scheduled Termination Date (or, if applicable, the Accelerated Termination Date), a Mutual Release Agreement containing releases substantially in the form of those contained in Sections 10.0, 11.0 and 12.0 and mutually releasing any claims against the other (other than with respect to their respective obligations under this Agreement) through the date of such delivery.

22.0         Mr. Sonksen acknowledges that he has read and understands every word of this Agreement; that he is of sound mind and not acting under any disability, duress or undue influence; that he has entered into this Agreement freely and voluntarily; that he has had full opportunity to consult legal counsel and secure independent advice and consultation concerning this Agreement and any right or liabilities that he may be relinquishing, including the discontinuance of benefits.

23.0         In the event that any provisions of this Agreement are determined to be invalid or unenforceable, the unenforceable or invalid provisions shall be deemed severed from this Agreement, and the remaining provisions of this Agreement shall remain binding and in full force and effect.

AGREED TO AND ACCEPTED:

David R. Sonksen,		James J. Peterson,
Executive Vice President &		Chief Executive Officer & President
Chief Financial Officer

By:	/s/ David R. Sonksen	By:	/s/ James J. Peterson

Date Signed:	11/14/07	Date Signed:	11/14/07